CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 33 to the Registration Statement
(Form N-1A, No. 811-10395) of Pioneer Series Trust VII, and to the incorporation by reference of our report, dated December 26, 2017, on Pioneer Global High Yield Fund, and Pioneer Global Multisector Income
Fund (two of the portfolios comprising the Pioneer Series Trust VII) included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2017.



		           /s/ Ernst & Young LLP



Boston, Massachusetts
February 23, 2018